EXHIBIT 10.1

AMENDED TERMINATION AND SEVERANCE AGREEMENT

          THIS AMENDED TERMINATION AND SEVERANCE AGREEMENT (the "Agreement") is made as of the 15th day of January, 2001, by and between McLAREN PERFORMANCE TECHNOLOGIES, INC., a Delaware corporation with its office located at 32233 West Eight Mile Road, Livonia, Michigan 48152 (the "Corporation"), and JACQUELINE K. KURTZ, an individual residing at 1280 Sunset Road, Ann Arbor, Michigan 48103 ("Kurtz").

RECITALS:

          A.       The Corporation and Kurtz are parties to a certain Employment Agreement dated as of January 3, 2000, which was amended as of July 24, 2000 (the Employment Agreement and the amendment are collectively referred to herein as the "Employment Agreement").

          B.       The Corporation and Kurtz executed a Termination and Severance Agreement in November, 2000 (the "Prior Agreement").

          C.       The Corporation and Kurtz wish to enter into this Agreement to terminate the Prior Agreement and the Employment Agreement and to set forth the severance to be paid to Kurtz by the Corporation.

          NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.       Recitals. The recitals set forth above are hereby incorporated in and made a part of this Agreement.

          2.       Prior Agreement Superceded. This Agreement supersedes all previous agreements between the parties with respect to the subject matter hereof, including the Prior Agreement, and contains the entire understanding and agreement between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

          3.       Termination of Employment Agreement. The parties hereby agree that the Employment Agreement, and Kurtz's employment relationship with the Corporation, shall be terminated as of March 16, 2001 (the "Termination Date"). Notwithstanding the foregoing, the parties agree that the covenants contained in the following sections of the Employment Agreement shall remain in full force and effect: Section 10, Confidentiality; Section 12, Discoveries and Works; and Section 13, Non Solicitation. Kurtz acknowledges and agrees that the Corporation has fulfilled all of its obligations under the Employment Agreement, and Kurtz hereby releases the Corporation from any and all further obligations under the Employment Agreement.

          4.       Severance and Accrued Vacation.

                    (a)     Severance Payment. In consideration for a Release to be executed by Kurtz as set forth in Section 5 herein, the Corporation shall pay Kurtz severance equal to three month's salary, which is a total sum of Thirty-Two Thousand Five Hundred Dollars ($32,500.00) (the "Severance Payment"), from which shall be deducted the ordinary and usual amounts for taxes and withholding. Such amount shall be remitted to Kurtz by the Corporation, either in a lump sum after the Termination Date and before March 30, 2001, or in installments payable not less often than monthly commencing on the Termination Date.

                    (b)     Accrued Vacation. The Corporation shall pay Kurtz for her accrued but unused vacation during 2000, from which shall be deducted the ordinary and usual amounts for taxes and withholding and which shall be remitted to Kurtz by the Corporation on or before December 31, 2000. Vacation shall accrue to Kurtz at the rate of thirteen (13) hours per month during the period from January 1, 2000, through the Termination Date. No later than one pay period following the Termination Date, the Corporation shall pay to Kurtz any accrued but unused vacation during 2001.

          5.       Release. The Corporation shall pay the Severance Payment to Kurtz only upon her execution on the Termination Date of the following release: Kurtz agrees, in consideration of the foregoing promises and payment by Corporation, not to sue and Kurtz hereby releases and forever discharges the Corporation, and its predecessors, assigns, affiliates, and each of their past and present officers, directors, employees and agents, both in their individual and representative capacities, from any and all claims, demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description which may exist as of the date of this Agreement arising out of or relating to facts or circumstances, whether known or unknown, in existence on the date of this Agreement, including but not limited to those arising out of or related to Kurtz's employment relationship with the Corporation, those arising out of or related to the ownership of stock of the Corporation or the granting or ownership of stock options, or otherwise. Kurtz agrees that this includes, but is not limited to, a voluntary waiver of all claims of discrimination, including age discrimination, against the Corporation, under both federal and state law. Specifically, Kurtz agrees that this Agreement includes a voluntary waiver of all claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 to 634; the Civil Rights Act of 1871, 42 U.S.C. §§ 1981; the Civil Rights Act of 1964, 44 U.S.C. § 2000e, et seq.; the employment laws and regulations of the State of Michigan, including the Elliott-Larsen Civil Rights Act; and/or any claims growing out of any legal restrictions on the Corporation's right to terminate its employees. Kurtz agrees that this includes a voluntary waiver and release of any claims based on any contract or promise, express or implied. Kurtz acknowledges that Kurtz fully understands and agrees that this Agreement may be used by Corporation as a complete defense to any claim which hereafter may be asserted by Kurtz or other persons or agencies on behalf of Kurtz in any suit or claim against Corporation for or on account of any matter or thing whatsoever arising out of the employment relationship between Kurtz and Corporation.

          6.       Agreement Not to Interfere. Kurtz agrees that, for a period of five (5) years from the date of this Agreement, not to interfere with or adversely affect the Corporation's relationships with any person, firm, association, corporation or other entity with whom Kurtz actually did business or had a personal contact while employed by the Corporation. Kurtz will not divert or change, or attempt to divert or change, any such relationship to the detriment of the Corporation or to the benefit of any other person, firm, association, corporation or other entity. Kurtz further agrees that she shall not participate in any activity that could have an adverse impact on the business or prospects of the Corporation.

          7.       Agreement Not to Disparage. Kurtz will not, at any time after the date of this Agreement, disparage or act in any manner so as to disparage the business of the Corporation with the public generally, or with any of its customers, suppliers or employees. This provision is not meant to prohibit ordinary competition not otherwise restricted as provided herein.

          8.       Ability to Work. Kurtz acknowledges that Kurtz is currently able to work without limitation, either physical or mental.

          9.       Voluntary Acceptance. Kurtz certifies that Kurtz was advised in writing of the following: (a) that Kurtz's signing of the Agreement should be voluntary and only with an understanding of the terms of the Agreement; (b) that Kurtz should consult with an attorney before signing the Agreement; and (c) that Kurtz may consider the Agreement for a period of at least twenty-one (21) days.

          10.     Free Act. Kurtz certifies that Kurtz fully understands this Agreement, that the Agreement is entirely satisfactory to Kurtz, and that Kurtz's signing of this Agreement is Kurtz's own free and informed act and deed.

          11.     Revocation. Kurtz may revoke this Agreement within seven (7) days (if the 7th day is a Saturday, Sunday, or a national holiday, Kurtz has until the next business day) after signing the Agreement by notifying Steven Rossi in writing at 32233 W. Eight Mile Road, Livonia, Michigan, 48152.

          12.     Confidentiality. To the extent permitted by law, Corporation and Kurtz agree that they will maintain the strictest secrecy and will not disclose the terms of this Agreement to any agency or person except where disclosure is compelled by legal process or for reporting purposes to federal, state or local taxing authorities.

          13.     Assignment. Neither party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of the other party.

          14.     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties, each of their respective successors and permitted assigns.

          15.     Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

          16.     Headings. The headings are to be used solely for convenience and are not to be used in construing or interpreting this Agreement.

          17.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

McLAREN PERFORMANCE
TECHNOLOGIES, INC.

/s/ Steven Rossi		/s/ Jacqueline K. Kurtz
By:	Steven Rossi	JACQUELINE K. KURTZ
Its:	Chief Executive Officer